Exhibit 99.1

Terran Orbital Reports Third Quarter 2022 Financial Results Including Another Quarter of Record Revenue

BOCA RATON, Fla., November 9, 2022 – Terran Orbital Corporation (NYSE: LLAP) ("Terran Orbital" or the "Company"), a leading manufacturer of small satellites primarily serving the United States aerospace and defense industry, today announced financial results and operational highlights for the three and nine months ended September 30, 2022.

Post 3rd Quarter Closing Highlights

•
Announced a $100 million investment from strategic partner Lockheed Martin
•
Signed a new Strategic Cooperation Agreement (SCA) with Lockheed Martin extended into 2035
•
On track to deliver Space Development Agency’s (“SDA”) Transport Layer Tranche 0 satellites by end of Q4

Third Quarter 2022 Highlights

•
Generated record revenue of $27.8 million, a 171% increase compared to the third quarter of 2021
•
Backlog of $198.0 million as of September 30, 2022, up 168% since December 31, 2021
•
Increased headcount to greater than 440, up approximately 78% since the beginning of the year
•
Net loss of $27.4 million improved from the net loss of $32.3 million for the second quarter of 2022

Marc Bell, Co-Founder, Chairman & CEO, said, “We are thrilled with the performance of our team this quarter as our strong execution drove another quarterly revenue record. We are especially gratified by the vote of confidence from our strategic partner Lockheed Martin as demonstrated by their $100 million investment and new, thirteen-year Strategic Cooperation Agreement. This investment from the nation’s largest defense contractor validates that Terran Orbital is today focused on the right markets. Furthermore, it satisfies the Company’s near-term capital requirements to deliver on our business plan.”

Results for the Third Quarter of 2022

Total revenue for the third quarter of 2022 was $27.8 million, up 171% compared to $10.3 million in the same period in the prior year. The increase in revenue was primarily due to the continued and increased level of progress made in satisfying our customer contracts.

Cost of sales for the quarter was $27.8 million compared to $8.8 million in the same period in the prior year. The increase in cost of sales was primarily due to an increase of $15 million in direct costs incurred in satisfying customer contracts, an increase in share-based compensation expense following the

Tailwind Two merger, and an increase of $584 thousand related to reserves for anticipated losses on contracts. Cost of sales included an estimated $1.9 million negative impact due to EAC adjustments.

Gross profit was $37 thousand, compared to $1.5 million in the same period in the prior year. Excluding share-based compensation and depreciation and amortization included in cost of sales, Adjusted Gross Profit(1) was $3.2 million, compared to $2.1 million in the same period in the prior year. EAC adjustments negatively impacted gross profit and Adjusted Gross Profit by an estimated $2 million, including approximately $100 thousand from revenue and $1.9 million from cost of sales.

Selling, general and administrative expenses were $24.7 million in the third quarter of 2022, compared to $11.4 million in the same period in the prior year. The increase was primarily due to an increase in share-based compensation expense as a result of the Tailwind Two merger, an increase in research and development expense, increases in salaries and wages, facility costs related to capacity expansions, and other operating costs, partially offset by a decrease in accounting and legal fees.

Our net loss for the quarter was $27.4 million compared to a net loss of $12.4 million for the same period in the prior year. In addition to the items discussed above, net loss increased as a result of higher interest expense and financing costs related to financing transactions, offset by a decrease in fair value of warrant and derivative liabilities following the Tailwind Two Merger.

Adjusted EBITDA(1) was $(13.9) million compared to $(8.7) million in the same period in the prior year. The decrease in Adjusted EBITDA was primarily due to an increase in selling, general, and administrative expenses related to salaries and wages, research and development, facility expenses, and other operating costs as a result of our growth initiatives, partially offset by an increase in Adjusted Gross Profit.

Backlog

Backlog represents the estimated dollar value of executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts, for which work has not been performed.

As of September 30, 2022, the Company’s backlog totaled approximately $198 million, a 168% increase since December 31, 2021, driven primarily by the Company’s major contract awards during the year including an award to build 42 satellites for the SDA Tranche 1 Transport Layer.

Balance Sheet and Liquidity

As of September 30, 2022, Terran Orbital had $35.8 million of cash on hand and approximately $202 million in gross debt obligations. The Company’s debt includes $24.4 million in connection with an obligation under one of the PIPE investment subscription agreements, of which $1.9 million is payable in cash with the remaining $22.5 million payable in cash or equity at the Company’s option, subject to certain requirements.

In July 2022, the Company entered into a common stock purchase agreement with an affiliate of B. Riley Securities, Inc., pursuant to which the Company has the right, but not the obligation, subject to certain conditions, to sell to B. Riley over a 24-month period up to the lesser of (i) $100 million of newly issued shares of the Company’s common stock and (ii) 27,500,000 shares of the Company’s common stock. During the quarter, the Company sold approximately 423 thousand shares for proceeds of $1.8 million under the B. Riley committed equity facility.

Subsequent Events

On October 31, 2022, the Company received a $100 million investment from Lockheed Martin in exchange for convertible notes and warrants issued by Terran Orbital. In connection with the investment, Terran Orbital and Lockheed Martin also entered into a new Strategic Cooperation Agreement (SCA). The new SCA runs through 2035 and allows Terran Orbital to pursue a wider variety of opportunities with Lockheed Martin. Terran Orbital intends to use the funds to acquire additional satellite assembly space, increase module production, and satisfy working capital needs while expanding advanced manufacturing capabilities. The investment and expanded partnership underpin plans to accelerate the expansion of both capacity and breadth of the Company’s satellite solutions.

Following the Lockheed Martin investment and the allocation of production capacity to fulfill existing customer programs, the Company no longer plans to pursue investment in its own synthetic aperture radar (SAR) constellation. The Company is currently evaluating options to offer SAR satellites and payloads as a product to its customers. This plan for PredaSAR is expected to require a much smaller investment than previously planned.

Terran Orbital’s disruptive technologies provide customers with innovative and cost-effective solutions. The SCA with Lockheed Martin creates further opportunities for both organizations to share their expertise and relationships to advance emerging technology across military, commercial, and civil customers. This will be achieved by focusing on:

•
Mission assurance at both the satellite and constellation architecture level;
•
Speed and schedule to deliver timely solutions for the most demanding and mission-critical customers; and
•
Affordability through innovation with an industrial approach, combined with capacity and facility enhancement to deliver and share an unprecedented value proposition.

Terran Orbital believes there are growing unmet needs in adjacent markets to the company’s core satellite offerings. To address these needs, Terran Orbital plans to expand product and service offerings to include:

•
Payloads including synthetic aperture radar (SAR), electro-optical, hyperspectral, infrared, and secure communication;
•
High-reliability satellite subassemblies and component offerings, including, but not limited to, star trackers, flight computers, reaction wheels, battery solutions, and guidance, navigation and control solutions;
•
Mission operations for satellites using Terran Orbital and partner ground networks; and
•
Other defense-related products.

The terms and conditions of the Lockheed Martin investment transaction, including the note and warrant purchase agreement and the new SCA, are more fully described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 31, 2022.

Outlook

The Company continues to focus on the successful execution of its existing contracts and delivery of satellites on schedule while also winning new contracts to expand its backlog. Accordingly, the Company reiterates its expectation to deliver all ten buses in 2022 to Lockheed Martin in support of the SDA Transport Layer Tranche 0 and has commenced work on the next forty-two satellites for Tranche 1, which we expect to begin delivering in 2023.

To support the continuing expansion of manufacturing capacity, the Company expects to open its new Irvine, California manufacturing facility in the first quarter of 2023.

(1) This is a non-GAAP financial measure. Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP equivalents are included below.

Conference Call Information

As previously announced, Terran Orbital’s third quarter 2022 conference call is scheduled for 11:00 a.m. ET today. The live webcast will be accessible on the Terran Orbital Investor Relations website at investors.terranorbital.com. The event can also be accessed by dialing 844-200-6205 within the U.S. and by dialing 929-526-1599 outside of the U.S. The passcode for both is 962878. A replay will be available by accessing the same link as listed above.

About Terran Orbital

Terran Orbital Corporation is a leading manufacturer of small satellites primarily serving the United States aerospace and defense industry. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and in-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

CONTACT:
investors@terranorbital.com
949-202-8476

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make other public written and verbal announcements that contain, “forward-looking statements” for purposes of the federal securities laws. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements, other than statements of present or historical facts, contained in this press release, regarding our future financial performance as well as statements regarding our business strategy, future operations, future financial position, estimated revenues and losses, projected costs, earnings outlooks, prospects, expectations, plans and objectives of management, including without limitation our 2022 outlook, are forward-looking statements. Forward-looking statements are typically identified by such words as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook, “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “will,” “should,” “would” and “could” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements contained in this press release, including, but not limited to: expectations regarding our strategies and future financial performance, including our future business plans or objectives, anticipated cost, timing and level of deployment of satellites, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, the ability to finance our operations, research and development activities and capital expenditures, reliance on government contracts and a strategic cooperation agreement with a significant customer, retention and expansion of our customer base, product and service offerings, pricing, marketing plans, operating expenses, market trends, revenues, margins, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives; the ability to implement business plans, forecasts, and other expectations, and to identify and realize additional opportunities; anticipated timing, cost, financing and development of our satellite manufacturing capabilities; prospective performance and commercial opportunities and competitors; our ability to finance our operations, research and development activities and capital expenditures; our success in retaining or recruiting, or changes required in, our officers, key employees or directors; our expansion plans and opportunities; our ability to comply with domestic and foreign regulatory regimes and the timing of obtaining regulatory approvals; our ability to finance and invest in growth initiatives; our ability to deal appropriately with conflicts of interest in the ordinary course of our business; the outcome of any legal proceedings that may be instituted against us; the ability to maintain the listing of our common stock and the public warrants on the NYSE and the possibility of limited liquidity and trading of such securities; geopolitical risk and changes in applicable laws or regulations; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; that we have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements; the possibility that the COVID-19 pandemic, or another major disease, disrupts our business; supply chain disruptions, including delays, increased costs and supplier quality control challenges; the ability to attract and retain qualified labor and professionals and our reliance on a highly skilled workforce, including technicians, engineers and other professionals; we do not expect to become profitable in the near future and may never achieve our profitability expectations, plus we expect to generate negative cash flow from operations and investments for the foreseeable future; our leverage and our ability to service cash debt payments and comply with debt maintenance covenants, including meeting minimum liquidity and operating profit covenants; limited access to equity and debt capital markets and other funding sources that will be needed to fund operations and make investments; litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources; and the other risk factors disclosed in our filings with the Securities and Exchange Commission

(the “SEC”) from time to time, including our Registration Statement on Form S-1, as amended (File No. 333-264447), which was declared effective by the SEC on June 23, 2022, and our Forms 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022, and September 30, 2022.

These forward-looking statements are based on management’s current expectations, plans, forecasts, assumptions and beliefs concerning future developments and their potential effects. There can be no assurance that the future developments affecting us will be those that we have anticipated and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. New risk factors and uncertainties may emerge from time to time and it is not possible to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. You should read this press release with the understanding that our actual future results may be materially different from the expectations disclosed in the forward-looking statements we make. All forward-looking statements we make are qualified in their entirety by this cautionary statement. The forward-looking statements contained in this press release are made as of the date of this press release, and we do not assume any obligation to update any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

TERRAN ORBITAL CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$35,823	$27,325
Accounts receivable, net	5,039	3,723
Contract assets, net	15,013	2,757
Inventory	16,958	7,783
Prepaid expenses and other current assets	8,675	57,639
Total current assets	81,508	99,227
Property, plant, and equipment, net	48,864	35,530
Other assets	20,149	639
Total assets	$150,521	$135,396
Liabilities, mezzanine equity and shareholders' deficit:
Current portion of long-term debt	$7,735	$14
Accounts payable	19,970	9,366
Contract liabilities	34,460	17,558
Reserve for anticipated losses on contracts	1,456	886
Accrued expenses and other current liabilities	14,053	76,136
Total current liabilities	77,674	103,960
Long-term debt	99,337	115,134
Warrant liabilities	21,438	5,631
Other liabilities	19,676	2,028
Total liabilities	218,125	226,753

Mezzanine equity:
Redeemable convertible preferred stock	-	8,000
Shareholders' deficit:
Preferred stock	-	-
Common stock	14	8
Additional paid-in capital	260,280	97,737
Accumulated deficit	(328,189)	(197,066)
Accumulated other comprehensive income (loss)	291	(36)
Total shareholders' deficit	(67,604)	(99,357)
Total liabilities, mezzanine equity and shareholders' deficit	$150,521	$135,396

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$27,830	$10,255	$62,314	$30,158
Cost of sales	27,793	8,768	68,784	23,905
Gross profit (loss)	37	1,487	(6,470)	6,253
Selling, general, and administrative expenses	24,696	11,432	84,283	30,580
Loss from operations	(24,659)	(9,945)	(90,753)	(24,327)
Interest expense, net	7,147	2,630	17,007	6,174
Loss on extinguishment of debt	-	-	23,141	68,102
Change in fair value of warrant and derivative liabilities	(6,001)	(205)	(2,325)	76
Other expense (income)	1,496	(5)	2,367	28
Loss before income taxes	(27,301)	(12,365)	(130,943)	(98,707)
Provision for income taxes	54	-	58	22
Net loss	(27,355)	(12,365)	(131,001)	(98,729)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	138	76	327	162
Total comprehensive loss	$(27,217)	$(12,289)	$(130,674)	$(98,567)
Weighted-average shares outstanding - basic and diluted	143,276,708	78,420,818	123,317,997	76,099,905
Net loss per share - basic and diluted	$(0.19)	$(0.16)	$(1.06)	$(1.30)

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	(131,001)	(98,729)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,612	2,217
Non-cash interest expense	8,581	6,149
Share-based compensation expense	40,354	531
Provision for losses on receivables and inventory	295	570
Loss on extinguishment of debt	23,141	67,954
Change in fair value of warrant and derivative liabilities	(2,325)	76
Amortization of operating right-of-use assets	1,003	-
Other non-cash, net	1,000	-
Changes in operating assets and liabilities:		-
Accounts receivable, net	(1,565)	(3,471)
Contract assets	(12,370)	(1,740)
Inventory	(9,338)	(4,117)
Prepaid expenses and other current assets	707	(363)
Accounts payable	11,532	2,595
Contract liabilities	17,156	(133)
Reserve for anticipated losses on contracts	572	(1,337)
Accrued expenses and other current liabilities	(690)	2,060
Accrued interest	(2,289)	-
Other, net	(1,508)	(148)
Net cash used in operating activities	(54,133)	(27,886)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(15,013)	(10,523)
Net cash used in investing activities	(15,013)	(10,523)
Cash flows from financing activities:
Proceeds from long-term debt	36,856	47,481
Proceeds from warrants and derivatives	42,247	2,519
Proceeds from Tailwind Two Merger and PIPE Investment	58,424	-
Proceeds from issuance of common stock	14,791	-
Proceeds from issuance of common stock under the Committed Equity Facility	1,795	-
Repayment of long-term debt	(30,958)	(13)
Payment of issuance costs	(45,746)	(6,356)
Proceeds from exercise of stock options	269	98
Net cash provided by financing activities	77,678	43,729

Effect of exchange rate fluctuations on cash and cash equivalents	(34)	(126)

Net increase in cash and cash equivalents	8,498	5,194
Cash and cash equivalents at beginning of period	27,325	12,336
Cash and cash equivalents at end of period	$35,823	$17,530

TERRAN ORBITAL CORPORATION

Non-GAAP Measures

To provide investors with additional information in connection with our results as determined in accordance with GAAP, we disclose the non-GAAP financial measures Adjusted Gross Profit and Adjusted EBITDA. These non-GAAP measures may be different from non-GAAP measures made by other companies. These measures may exclude items that are significant in understanding and assessing our financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income or other measures of financial performance or liquidity under GAAP.

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted Gross Profit

We define Adjusted Gross Profit as gross profit or loss adjusted for (i) share-based compensation expense included in cost of sales and (ii) depreciation and amortization included in cost of sales.

We believe that the presentation of Adjusted Gross Profit is appropriate to provide additional information to investors about our gross profit adjusted for certain non-cash items. Further, we believe Adjusted Gross Profit provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted Gross Profit. Adjusted Gross Profit does not take into account all items which directly affect our gross profit or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted Gross Profit in conjunction with gross profit or loss as calculated in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Gross profit (loss)	$37	$1,487	$(6,470)	$6,253
Share-based compensation expense	2,715	68	10,057	102
Depreciation and amortization	486	518	1,529	1,415
Adjusted gross profit	$3,238	$2,073	$5,116	$7,770

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, (v) loss on extinguishment of debt, (vi) change in fair value of warrant and derivative liabilities, and (vii) other non-recurring and/or non-cash items.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(27,355)	$(12,365)	$(131,001)	$(98,729)
Interest expense, net	7,147	2,630	17,007	6,174
Provision for income taxes	54	-	58	22
Depreciation and amortization	911	885	2,612	2,217
Share-based compensation expense	9,204	177	40,354	531
Loss on extinguishment of debt	-	-	23,141	68,102
Change in fair value of warrant and derivative liabilities	(6,001)	(205)	(2,325)	76
Other, net(a)	2,134	200	6,755	6,754
Adjusted EBITDA	$(13,906)	$(8,678)	$(43,399)	$(14,853)

(a) - Represents other expense and other charges and items. Non-recurring legal and accounting fees related to our transition to a public company and financing transactions are included herein.